Exhibit 21.0

SUBSIDIARIES OF UCBH HOLDINGS, INC.

Subsidiaries as of December 31, 2002	State of Incorporation/Formation
United Commercial Bank	California
UCBH Trust Co.	Delaware
UCBH Capital Trust I	Delaware
UCBH Capital Trust II	Delaware
UCBH Capital Trust III	Delaware
UCBH Capital Trust IV	Delaware
UCBH Holdings Statutory Trust I	Connecticut
UCBH Holdings Statutory Trust II	Connecticut

SUBSIDIARIES OF UNITED COMMERCIAL BANK

Subsidiaries as of December 31, 2002	State of Incorporation/Formation
U.F. Service Corporation	California
Bank of Canton of California Building Corporation	California
California Canton International Bank (Cayman) Limited	Cayman Islands